Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

On October 31, 2017, EnviroStar, Inc., a Delaware corporation (the “Company” or “EVI”), through its wholly-owned subsidiary, Tri-State Technical Services, Inc., a Delaware corporation (the “Buyer”), acquired substantially all the assets and assumed certain liabilities of Tri-State Technical Services, Inc., a Georgia corporation (“Tri-State”), for consideration consisting of (i) $8.25 million in cash (the “Cash Amount”), subject to working capital and other adjustments and (ii) 338,115 shares of the Company’s common stock (the “Tri-State Transaction”). The Company funded the Cash Amount through borrowings under its Credit Facility, as defined below.

On October 7, 2016, the Company entered into a credit agreement (the “Credit Agreement”) with Wells Fargo Bank, National Association (the “Bank”). The Credit Agreement provides for a total aggregate commitment of the Bank of $20.0 million, consisting of a maximum $15.0 revolving line of credit (the “Line of Credit”), and a $5.0 million term loan facility (the “Term Loan”). On June 23, 2017, the Company and its consolidated subsidiaries entered into a First Amendment and Ratification of Credit Agreement and Other Loan Documents (the “First Amendment”), which, among other things, added Martin-Ray Laundry Systems, Inc., a Delaware corporation (“MRLS”), as a co-guarantor under the Credit Agreement. On October 30, 2017, the Company and its consolidated subsidiaries entered into a Second Amendment and Ratification of Credit Agreement and Other Loan Documents (the “Second Amendment”), which, among other things, (i) added the Buyer as a co-guarantor under the Credit Agreement and (ii) increased the total aggregate commitment of the Bank under the Credit Agreement from $20.0 million to $22.2 million by increasing the maximum amount under the Term Loan from $5.0 million to $7.2 million. Interest accrues on the outstanding principal amount of the Line of Credit at an annual rate equal to Daily One Month LIBOR (as defined in the Credit Agreement) plus 2.25% and on the outstanding principal amount of the Term Loan at an annual rate equal to Daily One Month LIBOR plus 2.85%. The Credit Agreement has a term of five years and matures on October 10, 2021.

On October 10, 2016, the Company, through its wholly-owned subsidiary, Western State Design, Inc., a Delaware corporation, acquired substantially all the assets and assumed certain liabilities of Western State Design, LLC (formerly known as Western State Design, Inc.), a California limited liability company (“WSD”) (the “WSD Transaction” and together with the Tri-State Transaction, the “Transactions”) for consideration consisting of (i) $18.0 million in cash and (ii) the issuance of 2,044,990 shares of the Company’s common stock. The Company funded the cash portion of the WSD Transaction by (i) the sale of 1,290,323 shares of the Company’s common stock to a company controlled by the Company’s Chairman and Chief Executive Officer (the “Private Placement”), and (ii) borrowings under the Credit Agreement.

The following unaudited pro forma condensed combined financial statements were derived by adjusting the historical financial statements of the Company to give effect to the Transactions. The unaudited pro forma condensed combined balance sheet presents the historical balance sheet of the Company as of June 30, 2017, which reflects the acquisition of WSD, adjusted for the Tri-State Transaction and related financing as if it occurred on June 30, 2017. The unaudited pro forma condensed combined statement of operations presents the historical statement of operations of the Company for the fiscal year ended June 30, 2017, which reflect the results of operations for WSD from October 10, 2016 through June 30, 2017, adjusted for the Transactions and related financings as if they had occurred on July 1, 2016.

On June 19, 2017, the Company, through its wholly-owned subsidiary, Martin-Ray Laundry Systems, Inc. (“Martin Ray”) acquired substantially all of the assets and assumed certain liabilities of Martin-Ray Laundry Systems, Inc., a Colorado-based distributor of commercial and industrial laundry equipment. The consideration for the transaction consisted of $2.0 million in cash and 98,668 shares of the Company’s common stock. The results of operations of Martin-Ray have been included in the Company’s financial statements subsequent to June 19, 2017. The results of operations of Martin-Ray have been excluded from the unaudited pro forma condensed combined financial statements herein because they are deemed to be immaterial.

The assumptions and estimates underlying the unaudited adjustments to the pro forma condensed combined financial statements are described in the accompanying notes, which should be read together with the pro forma condensed combined financial statements.

The unaudited pro forma condensed combined financial statements should be read in conjunction with the historical consolidated financial statements and accompanying notes of the Company, which are included in its Annual Report on Form 10-K for the year ended June 30, 2017 filed with the Securities and Exchange Commission (the “SEC”) on September 29, 2017, and the historical financial statements and accompanying notes of Tri-State which are included in Exhibit 99.2 to the Company’s current report on Form 8-K/A filed with the SEC on November 8, 2017.

The unaudited pro forma adjustments are based upon available information and certain assumptions that management believes are reasonable under the circumstances. The pro forma condensed combined financial statements do not purport to represent what the combined company’s financial condition or results of operations would have been had the acquisition occurred on the dates indicated, nor do they purport to project the Company’s future consolidated results of operations or consolidated financial position for any future period or as of any future date.

Unaudited Pro Forma Condensed Combined Balance Sheet

as of June 30, 2017

(in thousands)

	EVI Historical	Tri-State Historical	Pro Forma Adjustments	Notes	Pro Forma Combined

Cash and cash equivalents	$727	$2,215	$—		$2,942
Accounts receivable, net	13,638	3,071	—		16,709
Inventories, net	7,677	2,924	—		10,601
Vendor deposits	1,393	—	—		1,393
Other current assets	365	426	—		791
Total current assets	23,800	8,636	—		32,436

Equipment and improvements, net	1,272	3,788	(3,026)	(a)	2,034
Intangible assets, net	7,160	—	3,275	(c)	10,435
Goodwill	24,753	—	7,388	(d)	32,141
Deferred income taxes, net	124	—	36	(f)	160
Other assets	26	1,170	—		1,196
Total assets	$57,135	$13,594	$7,673		$78,402

Accounts payable and accrued expenses	$12,317	$2,263	$90	(f)	$14,670
Accrued employee expenses	1,546	310	—		1,856
Customer deposits	4,457	1,380	—		5,837
Billings in excess of costs on uncompleted contracts	2,146	—	—		2,146
			(1,318)	(a)
Current portion of long-term debt	714	1,318	486	(b)	1,200
Total current liabilities	21,180	5,271	(742)		25,709

			(31)	(a)
Long-term debt, net	3,731	31	7,764	(b)	11,495
Total liabilities	24,911	5,302	6,991		37,204

			(8,292)	(a)
			9,028	(e)
Total shareholders' equity	32,224	8,292	(54)	(f)	41,198
Total liabilities and shareholders' equity	$57,135	$13,594	$7,673		$78,402

See Accompanying Notes to the Unaudited Pro Forma Condensed Combined Financial Statements.

Unaudited Pro Forma Condensed Combined Statement of Operations

Twelve months ended June 30, 2017

(in thousands, except per share data)

	EVI Historical	WSD Historical(1)	Tri-State Historical(2)	Pro Forma Adjustments	Notes	Pro Forma Combined

Revenues	$93,978	$16,637	$27,416	$—		$138,031
Cost of sales	73,639	12,991	18,366	—		104,996
Gross profit	20,339	3,646	9,050	—		33,035
				347	(g)
Selling, general and administrative expenses	14,989	2,698	6,398	(868)	(h)	23,564
Operating income	5,350	948	2,652	521		9,471

				6	(i)
				370	(j)
Interest expense (income), net	160	2	(8)	4	(j)	534
Income before provision for income taxes	5,190	946	2,660	141		8,937
Provision for income taxes	2,023	12	—	1,495	(k)	3,530
Net income	$3,167	$934	$2,660	$(1,354)		$5,407

Earnings per share - basic	$0.31				(l)	$0.47

Earnings per share - diluted	$0.31				(l)	$0.46

See Accompanying Notes to the Unaudited Pro Forma Condensed Combined Financial Statements.

(1)Derived from unaudited internal records; represents the period from July 1, 2016 through October 9, 2016.

(2)Derived by taking the financial statements for the year ended December 31, 2016, subtracting the amounts for the six-months ended June 30, 2016 and adding the amounts for the six months ended June 30, 2017.

Notes to unaudited pro forma condensed combined financial statements

Note 1 – Basis of Presentation

The historical consolidated financial statements of EnviroStar, Inc. (the “Company” or “EVI”) have been adjusted in the unaudited pro forma condensed combined financial statements to give effect to pro forma events that are (1) directly attributable to the Transactions and related financings, (2) factually supportable and (3) with respect to the unaudited pro forma condensed combined statement of operations, expected to have a continuing impact on the combined results following the Transactions and related financings.

The Tri-State Transaction will be accounted for under the acquisition method of accounting in accordance with ASC Topic 805, Business Combinations (“ASC 805”). As the acquirer for accounting purposes, the Company will recognize the assets acquired and liabilities assumed at fair value. However, as of November 8, 2017, the Company has not completed the valuation studies necessary to estimate the fair values of the assets acquired or the liabilities assumed by the Company to reflect the allocation of purchase price to the fair value of such amounts. The excess of consideration transferred over the net assets acquired has been allocated on a preliminary basis to intangible assets (trade name, customer relationships and non-compete agreements) and goodwill. A final determination of these fair values will be based on actual tangible and intangible assets and liabilities that existed as of the acquisition date once the valuation studies have been completed.

The WSD Transaction was accounted for under the acquisition method of accounting in accordance with ASC 805 as of the acquisition date of October 10, 2016.

The actual allocation of consideration transferred in the Tri-State Transaction may differ from the allocation assumed in these unaudited pro forma condensed combined financial statements. Accordingly, the pro forma adjustments are preliminary and have been made solely for illustrative purposes.

Note 2 – Tri-State Acquisition and preliminary purchase price allocation

On October 31, 2017, the Company completed the Tri-State Transaction. The purchase price for the acquisition is $17.3 million, consisting of: (i) $8.25 million in cash, including $2.1 million deposited in an escrow account for no less than 24 months after the date of closing of the Tri-State Transaction subject to working capital and other adjustments, and (ii) $9.0 million consisting of 338,115 shares of the Company’s common stock, valued at $26.70 per share, which was the closing price of the stock on October 31, 2017.

In October 2016, the Company entered into the Credit Agreement, which amended by the First Amendment in June 2017 and the Second Amendment in October 2017. The cash portion of the purchase price in the Tri-State Transaction was funded through proceeds from additional borrowings under the Credit Agreement, consisting of $2.8 million of Term Loan borrowings and $5.4 million of borrowings under the Line of Credit. Interest accrues on the outstanding principal amount of the Line of Credit at an annual rate equal to Daily One Month LIBOR (as defined in the Credit Agreement) plus 2.25% and on outstanding principal amounts of the Term Loan at an annual rate equal to Daily One Month LIBOR plus 2.85%. Principal repayments for the Term Loan will be $100,000 per month, with the balance due at maturity. The Credit Agreement matures on October 10, 2021.

Notes to unaudited pro forma condensed combined financial statements

The following table summarizes the preliminary purchase price and allocation of the purchase price to assets acquired and liabilities assumed as of June 30, 2017 (in thousands, except share data):

Cash consideration	$8,250

Share consideration:
Number of shares	338,115
Price per share	$26.70
Total share consideration	$9,028

Total purchase price	$17,278

Cash	2,215
Accounts receivable	3,071
Inventory	2,924
Other current assets	426
Equipment and improvements	762
Intangible assets	3,275
Other assets	1,170
Total identifiable assets	13,843

Accounts payable and accrued expenses	2,263
Accrued employee expenses	310
Customer deposits	1,380
Total liabilities assumed	3,953

Goodwill	$7,388

Note 3 – Pro Forma Adjustments – Unaudited Pro Forma Condensed Combined Balance Sheet

The pro forma adjustments are based on our preliminary estimates and assumptions that are subject to change. The following adjustments have been reflected in the unaudited pro forma condensed combined balance sheet:

(a) Reflects adjustments to the balance sheet to eliminate Tri-State assets and liabilities excluded from the purchase

(b) Reflects proceeds from Term Loan and Line of Credit borrowings of $8.25 million to finance the Tri-State Transaction, as described in Note 2.

(c) Reflects the recognition of intangible assets acquired by the Company at their estimated fair values. As part of the preliminary valuation analysis, the Company identified intangible assets, including trade names, customer relationships and non-compete agreements. The fair value of identifiable intangible assets is determined primarily using the “income approach,” which requires a forecast of all the expected future cash flows. Since the information required to perform a detailed valuation analysis of Tri-State’s intangible assets could not be obtained as of November 8, 2017, for purposes of these unaudited pro forma condensed combined financial statements, the Company allocated a portion of Tri-State purchase price to the Tri-State identifiable intangible assets in ratios equal to the portion of the WSD purchase price allocated to identifiable intangible assets in the application of the acquisition method of accounting to the WSD Transaction.

Notes to unaudited pro forma condensed combined financial statements

The following table summarizes the estimated fair values of Tri-State’s identifiable intangible assets (dollars in thousands):

Estimate Fair Value

Trade Name	$1,228
Customer Relationships	$1,842
Covenant not to Compete	$205
Pro forma adjustment to intangible assets	$3,275

(d) Reflects preliminary estimate of goodwill arising from the Tri-State Transaction, which represents the excess of the purchase price over the fair value of Tri-State’s identifiable assets acquired and liabilities assume as shown in Note 2.

(e) Reflects share consideration of 338,115 shares of the Company’s common stock valued at $9.0 million to partially finance the Tri-State Transaction as described in Note 2.

(f) Reflects accruals for transaction costs of approximately $90,000, and a related deferred tax asset of $36,000.

(g) Represents intangible asset amortization on (i) the estimated fair values of Tri-State’s identifiable intangible assets as described in (c) above and (ii) the identifiable intangible assets recorded in the WSD Transaction for the period of July 1, 2016 to October 9, 2016, as summarized in the following table (dollars in thousands):

	Tri-State Acquisition			WSD Acquisition
	Estimate Fair Value	Estimated Useful Life in Years	Year Ended June 30, 2017 Amortization Expense	Estimate Fair Value	Estimated Useful Life in Years	July 1, 2016 to October 9, 2016 Amortization Expense	Total Amortization Expense

Trade Name	$1,228	Indefinite	$—	$2,400	Indefinite	$—	$—
Customer Relationships	$1,842	10	$184	$3,600	10	$100	$284
Covenant not to Compete	$205	5	$41	$400	5	$22	$63

Pro forma adjustment to amortization expense							$347

(h) Reflects elimination of historical transaction costs for the Company and Tri-State for the 12 months ended June 30, 2017 and for WSD for the period of July 1, 2016 to October 9, 2016.

(i) Reflects elimination of historical interest expense, net, for Tri-State for the 12 months ended June 30, 2017 and for WSD for the period of July 1, 2016 to October 9, 2016.

(j) Represents the interest expense resulting from interest on the Term Loan and Line of Credit to finance the WSD Transaction and the Tri-State Transaction, as follows (dollars in thousands):

	Loan Balance	Average Interest Rate(1)	Interest Expense Adjustment

Term Loan - WSD Transaction (101 days)	$5,000	3.35%	$46
Line of Credit - WSD Transaction (101 days)	$7,583	2.75%	$58
Term Loan - Tri-State Transaction	$2,827	3.62%	$102
Line of Credit - Tri-State Transaction	$5,423	3.02%	$164

Pro forma adjustment to interest expense			$370

(1)Average interest rate for the WSD Transaction was determined by adding LIBOR as of July 1, 2016 (0.46755%) and September 30, 2016 (0.53111%) to the margins on the Term Loan and Line of Credit described in Note 2 and taking an average of the rate applicable to the Term Loan and Line of Credit borrowings used to finance a portion of the WSD Transaction. Average interest rate for the Tri-State Transaction was determined by adding LIBOR as of July 1, 2016 (0.46755%) and June 1, 2017 (1.07589%) to the margins on the Term Loan and Line of Credit described in Note 2 and taking an average of the rate applicable to the Term Loan and Line of Credit borrowings used to finance a portion of the Tri-State Transaction. The pro forma adjustment for amortization of deferred financing costs for the year ended June 30, 2017 was $4,000.

Notes to unaudited pro forma condensed combined financial statements

(k) Reflects the income tax effect of treating WSD and Tri-State as taxable entities and the related tax effect of the pro forma adjustments based on an estimated combined blended statutory rate of 39.5%, for federal and state income taxes as follows (in thousands):

Pro forma income before income tax provision	$8,937
Estimated effective tax rate	39.5%
Pro forma income tax provision	3,530
Combined income tax provision	2,035
Pro forma adjustment to income tax provision	$1,495

(l) Reflects pro forma earnings per share, calculated using the two-class method, giving effect to pro forma adjustments. The two-class method of computing earnings per share is an earnings allocation formula that determines earnings per share for common stock and any participating securities according to dividends declared (whether paid or unpaid) and participation rights in undistributed earnings. Pro forma basic and diluted earnings per share is calculated as follows (in thousands except per share amounts):

Pro forma net income	$5,407
Less: undistributed income allocated to non-vested restricted common stock	411
Pro forma net income allocated to EnviroStar, Inc. shareholders	$4,996

Weighted average shares outstanding - basic	9,449
Adjustment for common shares issued in connection with WSD Transaction(a)	923
Adjustment for common shares issued in Tri-State Transaction	338
Pro forma weighted average shares outstanding - basic	10,710

Pro forma weighted average shares outstanding - basic	10,710
Dilutive common share equivalents	88
Pro forma weighted average shares outstanding - diluted	10,798

Pro forma earnings per share - basic	$0.47
Pro forma earnings per share - diluted	$0.46

(a)Shares issued in WSD Transaction	2,045
Shares issued in private placement transaction to partially fund WSD Transaction	1,290
Total shares issued in connection with WSD Transaction	3,335
Pro forma period before WSD Transaction (101 days)	0.277
Adjustment for common shares issued in WSD Transaction	923